For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS ANNOUNCES RECORD FOURTH QUARTER AND
FISCAL YEAR 2006 FINANCIAL RESULTS
• 2006 Net Sales of $1.205 Billion, an Increase of 19.8 Percent Over 2005
• 2006 Net Earnings of $71.0 Million, an Increase of 58.8 Percent Over 2005
• 2006 Diluted EPS of $1.59, an Increase of 50.0 Percent Over 2005

MANHATTAN BEACH, CA. – February 21, 2007 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2006.

Fiscal year 2006 net sales increased 19.8 percent to $1.205 billion as compared to net sales of $1.006 billion in 2005. Net earnings for 2006 were $71.0 million versus net earnings of $44.7 million in 2005. For fiscal year 2006, diluted earnings per share were $1.59 on 46,139,000 weighted average shares outstanding versus diluted earnings per share of $1.06 on 44,518,000 weighted average shares outstanding in the prior year.

Net sales for the fourth quarter of 2006 increased 36.2 percent to $304.5 million as compared to $223.5 million in the fourth quarter of 2005. Net earnings for the fourth quarter of 2006 were $14.6 million versus net earnings of $5.9 million in the fourth quarter of 2005. Net earnings per diluted share in the fourth quarter of 2006 were $0.33 on 46,564,000 weighted average shares outstanding compared to net earnings per diluted share of $0.14 on 41,229,000 weighted average shares outstanding in the fourth quarter of 2005.

“Our record sales are the result of successfully delivering the right product, in the right place at the right time and in the right quantity,” stated David Weinberg, chief operating officer of SKECHERS. “We have consistently delivered more in-season product, continuously offered fresh trend-right styles and introduced new lines and categories in our domestic and international wholesale channel as well as in our SKECHERS-owned retail businesses. This has resulted in improved margins and increased profitability.”

“We are very pleased with our record fourth quarter and full-year 2006 sales, which improved significantly over last year’s record fourth quarter and full-year sales,” said Fred Schneider, chief financial officer of SKECHERS. “The fourth quarter marks the second time we have achieved over $300 million in quarterly sales, with the first being in the third quarter of 2006. Furthermore, we continue to carefully manage our inventory and prudently invest our cash as we profitably grow the business.”

Gross profit for 2006 was $523.3 million compared to $420.5 million in 2005. Gross margin for 2006 was 43.4 percent versus 41.8 percent for 2005. Gross profit for the fourth quarter of 2006 was $127.9 million compared to $93.0 million in the fourth quarter of 2005. Gross margin in the fourth quarter 2006 was 42.0 percent versus 41.6 percent for the fourth quarter of 2005.

Robert Greenberg, the Company’s chief executive officer, began: “We are entering our 15th year of business as a $1.2 billion dollar company, an achievement we are extremely proud of. This is the result of building a globally recognized and accepted brand, SKECHERS, as well as successfully launching several other footwear brands. By the close of 2006, we had created 10 on-target brands and over 20 divisions comprised of relevant product that is supported by compelling marketing campaigns. Many of our established fashion and street brands – which are only a few years old – such as 310 Motoring and Marc Ecko Footwear, are creating their own niches in the market place and are now becoming sought after and respected brands. We see these brands, along with our newer brands like Zoo York, as being key players in the footwear industry with strong growth potential. Additionally, we believe that our continuous marketing efforts have helped build and establish each of our brands and have positively impacted 2006 sales. Our extensive marketing campaign includes print ads, outdoor, mall kiosks and in-store displays, as well new television campaigns. We also currently have eight celebrities behind our brands – Ashlee Simpson for SKECHERS, JoJo for Rhino Red, Evangeline Lilly for Michelle K, Donny Barley for Zoo York, Paul Wall for Avirex, and The Game, Nas and Terrence Howard for 310, each in sync with their respective brand’s image.”

Mr. Greenberg continued: “We believe that this is just the beginning for our brands and that we are in a very strong position in terms of our product offering, marketing efforts and operation execution. We believe we are now at the point where we can truly propel all our brands to new heights. We are setting new standards for ourselves and are looking forward to breaking our 2006 records in 2007.”

Mr. Weinberg continued: “With three years of record breaking quarters and our highest annual sales combined with our key performance indicators – including comp store sales growth and double-digit backlog, we believe that our strong growth pattern will continue and that 2007 will again bring new records as we push past the billion and a quarter mark in net sales.”

The Company now expects first quarter 2007 net sales to be in the range of $325 million to $335 million and diluted earnings per share in the range of $0.50 to $0.55.

Note that statements made by Mr. Weinberg, Mr. Schneider and Mr. Greenberg, as well as other statements included in this press release, may involve future goals and targets based upon current expectations. These comments, including those about guidance, are forward looking and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as 10 uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of the Company, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by our independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent corporate governance legislation including the Sarbanes-Oxley Act of 2002; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and in the Company’s Form 10-Q for the quarter ended September 30, 2006. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$160,485	$197,007
Short-term investments	60,000	—
Trade accounts receivable, net	177,740	134,600
Other receivables	8,035	6,888

Total receivables	185,775	141,488

Inventories	200,877	136,171
Prepaid expenses and other current assets	13,313	11,628
Deferred tax assets	12,384	5,755

Total current assets	632,834	492,049

Property and equipment, at cost less accumulated depreciation and amortization	87,645	72,945
Intangible assets, less applicable amortization	633	1,131
Deferred tax assets	11,984	9,337
Other assets, at cost	4,843	6,495

TOTAL ASSETS	$737,939	$581,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current installments of long-term borrowings	$576	$1,040
Accounts payable	161,150	108,395
Accrued expenses	20,321	21,404

Total current liabilities	182,047	130,839

Long-term borrowings, excluding current installments	106,805	107,288

Stockholders’ equity	449,087	343,830

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$737,939	$581,957

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales	$304,494	$223,494	$1,205,368	$1,006,477
Cost of sales	176,561	130,457	682,022	585,995

Gross profit	127,933	93,037	523,346	420,482
Royalty income, net	1,202	1,556	4,114	6,628

	129,135	94,593	527,460	427,110

Operating expenses:
Selling	22,935	15,042	109,886	81,378
General and administrative	82,818	68,984	305,030	269,436

	105,753	84,026	414,916	350,814

Earnings from operations	23,382	10,567	112,544	76,296

Other income (expense):
Interest, net	(80)	(677)	(876)	(4,786)
Other, net	652	(311)	980	1,287

	572	(988)	104	(3,499)

Earnings before income taxes	23,954	9,579	112,648	72,797
Income tax expense	9,372	3,678	41,654	28,080

Net earnings	$14,582	$5,901	$70,994	$44,717

Net earnings per share:
Basic	$0.35	$0.15	$1.73	$1.13

Diluted	$0.33	$0.14	$1.59	$1.06

Weighted average shares:
Basic	41,622	39,956	41,079	39,686

Diluted	46,564	41,229	46,139	44,518